EXHIBIT 10.95
AMENDMENT NO. 9 TO
AGREEMENT
     This Amendment No. 9 (“Amendment No. 9”) is entered into effective as of July 1, 2006 (the “Amendment Effective Date”), pursuant to and amending that certain Agreement between Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”) and Novartis Vaccines and Diagnostics, Inc., a Delaware corporation (“Novartis Vaccines and Diagnostics”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
Recitals
     A. Prior to April 19, 2006, the legal name of Novartis Vaccines and Diagnostics, Inc. was Chiron Corporation. In this Amendment No. 9, Novartis Vaccines and Diagnostics, Inc. is referred to as “Chiron” with respect to events prior to April 19, 2006
     B. The parties entered into the Agreement as of June 11, 1998 pursuant to which, among other things, the parties described their respective rights and obligations with respect to the development, manufacture, marketing and distribution of Products in the Blood Screening and Clinical Diagnostic Fields.
     C. The Agreement has been previously amended and supplemented by further written agreements of the parties.
     D. Subsequent to the execution of the Agreement, Chiron assigned its rights and obligations with respect to Clinical Diagnostic Products to Chiron Diagnostics Corporation (“CDC”), and sold the common stock of CDC to Bayer Corporation (CDC, Bayer Corporation, and Bayer Corporation’s affiliates being collectively referred to as “Bayer”). Chiron retained all rights and obligations under the Agreement with respect to Blood Screening Products. This amendment is effective as between Chiron and Gen-Probe with respect to Blood Screening Products only, and nothing herein shall affect any rights or obligations of Gen-Probe or Bayer with respect to Clinical Diagnostic Products.
     E. Gen-Probe has previously developed an end-point detection assay for the quantitative detection of human immunodeficiency virus (the “End-Point HIV QC Assay”), to be used as a quality control assay in connection with the development and manufacture of Blood Screening Assays for HIV and Clinical Diagnostic Assays for HIV pursuant to the Agreement.
     F. As part of its continuous improvement program, Gen-Probe has commenced development of a next generation quality control assay using real time detection technology (the Real Time HIV QC Assay).
Agreement
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Amendment No. 9, the parties agree as follows:
     1. Unless otherwise stated herein, all capitalized terms shall have the meaning set forth in the Collaboration Agreement.

     2. For the avoidance of doubt, Novartis Vaccines and Diagnostics agrees that Gen-Probe’s development of the Real Time HIV QC Assay for use as a quality control assay, to be used for the development and manufacture of Blood Screening Assays for use in the Blood Screening Field, is authorized by and pursuant to section 3.1.5(a) and section 3.2.6(a) of the Collaboration Agreement. Novartis Vaccines and Diagnostics hereby expressly consents to the development of the Real Time HIV QC Assay for use in the Blood Screening Field.
     3. Nothing herein shall be construed as a license to develop or manufacture any product for use in the Clinical Diagnostic Field. Gen-Probe agrees that it will not undertake any development activities with respect to the Real Time HIV QC Assay that are unique and specific to the use of such assay in the Clinical Diagnostic Field without the express written consent of Bayer HealthCare LLC, if such Assay would infringe a Valid Claim of a Chiron HIV Patent. By way of example and not of limitation, Gen-Probe agrees that it will not undertake any clinical studies, clinical trials, or regulatory submissions for clinical diagnostic use of the Real Time HCV QC Assay without the express written consent of Bayer HealthCare LLC, if such Assay would infringe a Valid Claim of a Chiron HIV Patent. Chiron shall have reasonable rights of inspection and audit to assure Gen-Probe’s compliance with this paragraph.
     4. This Amendment No. 9 shall not be interpreted to suggest that the development and use of the Real Time HIV QC Assay, for use solely as a quality control assay in connection with the manufacture of Clinical Diagnostic Assays, is either authorized or not authorized pursuant to section 4.1.5(a) of the Collaboration Agreement.
     5. Except as is expressly set forth in this Amendment No. 9, all other terms and conditions of the Agreement shall continue in full force and effect.
     6. This Amendment No. 9 may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Amendment No. 9 to be executed and the persons signing below warrant that they are duly authorized to sign for and on behalf of the respective parties.

Gen-Probe:	Novartis Vaccines and Diagnostics:

GEN-PROBE INCORPORATED,	NOVARTIS VACCINES AND DIAGNOSTICS, INC.,
a Delaware corporation	a Delaware corporation

By: /s/ R. William Bowen	By: /s/ Gene W. Walther
Its: Vice President & General Counsel	Its: President — Diagnostics
Date: June 22, 2006	Date: June 23, 2006

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